Exhibit 99.1

Newsletter – August 2019
Q3 2019

Notes from the CEO

Earnings Before Income Tax Depreciation and Amortization (EBITDA) for the third quarter (Q3 or April, May and June) 2019 was $17,171 versus $148,064 during the same period last year.  Net Income during Q3 2019 was negative ($751,552) versus negative ($3,337,994) during the same three months of FY 2018.  From a nine month perspective, EBITDA is $1,586,764 thus far in FY 2019 and that compares to $6,108,805 during the first nine months of FY 2018.  Net income after nine months in FY 2019 is negative ($3,778,011) and was negative ($3,178,806) in the comparative period of FY 2018.

The following table provides comparative data from Q3 of our fiscal year versus the same period last year.  In addition, the nine-month values are provided for your reference as well.

Table 1.

Description	Q3 FY 2019	Q3 FY 2018	9 mnth FY 2019	9 mnth FY 2018
Production (den gal)	30.33million	29.82 million	96.60 million	93.46 million
Ethanol Yield (den gal/bu)	2.913	2.933	2.898	2.945
Ethanol Price (per gal)	$1.35	$1.38	$1.25	$1.31
Corn Price (per bushel)	$3.97	$3.63	$3.68	$3.41
Corn Oil Yield (lbs/bu)	0.98	0.89	0.99	0.90
BTU’s/gallon	21,963	24,066	23,290	23,900
Steam | Natural Gas cost per MMBTU	$3.403	$3.610	$3.708	$3.438
kWh/gallon	0.685	0.690	0.655	0.658
Chemical cost ($/gal)	$0.099	$0.117	$0.098	$0.108

The operational data in Table 1 provides an interesting insight into year-over-year EBITDA and net income.  The key metrics of ethanol price and corn price trended in exactly the wrong direction versus the prior year.  That is, corn cost per bushel was higher than 2018 and ethanol revenue per gallon was lower than 2018.  Intuitively, we would expect net income to be significantly worse as well.  However, that isn’t what happened.  There are two reasons we would hold up as providing the results:

1.
At the end of June, corn price on the Chicago Mercantile Exchange was very volatile.  The end of the month valuation of our inventory of corn and futures hedges created a significant “Unrealized Gain”.  The nature of the accounting for an “Unrealized Gain” is that it shows up below our Modified EBITDA line but positively impacts our Net Income.

2.
The Teams focus on expense control is paying off as evidenced by the next table.  Our expenses are lower allowing more opportunity to flow to the bottom line.  The difference of 2.43 cents per gallon (YTD 2019 vs. FY 2018) on 96.6 million gallons is $2.3 million of reduced expense.

A more complete picture of expenses compared to last year is contained in Table 2.

Table 2.

Metric	YTD 2019	FY 2018
Variable Cost	$0.2478	$0.2544
Fixed Cost	$0.1232	$0.1413
G&A Cost	$0.0391	$0.0387
Total	$0.4101	$0.4344

While the expense reduction is good news, we know that, based on benchmarking within the industry, we have a ways to go to be in the upper quartile of industry performers.  There are two ways to impact our cost per gallon: reduce the costs themselves or increase the throughput of the facility (more gallons).  Just like any other ethanol plant, we are going after both.

In September we will be starting up the Whitefox membrane dehydration system.  This capital expenditure will reduce the energy required to make ethanol and also provide additional dehydration capacity.  We expect that the payoff on this project will be less than two years.  In addition, SIRE is moving forward with installation of a Dryer Exhaust Energy Recovery (DEER) system that we expect will further reduce our energy usage and provide more capacity for our Regenerative Thermal Oxidizers (RTO’s).  The project was set into motion in May and the payback looks like ~4 years.  The DEER sytem is expected to be online early summer of 2020.

Both projects mentioned should also provide a reduction in our Carbon Index (CI) score.  CI is important because there are several markets that consider the carbon intensity of ethanol and access to those markets, and their attractive returns, is dependent on having a CI that meets/exceeds the target values of those markets.  In short, lower is better.  SIRE’s score is not currently competitive enough to get to the major CI market (California) so any project we undertake needs to address this reality.

Enogen

In the process of making ethanol, enzymes are used to begin the process of converting the starch contained in the corn kernel to sugar.  One of those enzymes is alpha amylase (AA).  Approximately four years ago, SIRE developed a relationship with Syngenta and began using their proprietary Enogen corn in our process.  Enogen corn is unique in that it carries alpha amylase in the kernel of corn itself thereby eliminating the need for the traditional liquid AA.  Growers that contract with Syngenta and SIRE receive a premium for the Enogen corn they bring to SIRE for processing.

Over the years, the liquid alpha amylase manufacturers have taken notice of the competition represented by Enogen and stepped up their game.  The ethanol industry today is able to choose from a number of engineered AA products that are much more robust and provide a lower per gallon expense than what they use to.  SIRE trialed one of these products and the results were impressive.  We are currently entering the last year of our contractual relationship with Syngenta and have been negotiating what the future relationship would need to look like to continue to use the Enogen product.  Costs and results matter.  The margin environment over the last year or so has brought into clear focus the importance of fractions of a cent per gallon.  In our case $0.01 per gallon on 130 mgy is $1.3 million.  These realities drive our thinking and focus.

ICM Unit Agreement

Pursuant to the agreement with ICM upon payoff of SIRE’s subordinated debt obligation to them in December 2014, ICM has exercised their right to sell (“Put”) their units back to SIRE.  This was not an unexpected event and simply means that SIRE needs to work with our lender to address the ~$11 million cost associated with the units.

Other

SIRE was honored to host President Trump on June 11th to mark the rulemaking by the Environmental Protection Agency (EPA) that allows E15 to be used year-round.  It was a great day and we appreciate the attendance of the President, numerous administration officials, area representatives and investors.  I was especially proud of the hard work that all our employees put in to making the event memorable.  Their “spit and polish” was noticed by everyone that was present.

Unfortunately, the emotional high was short lived as the EPA issued 31 additional small refinery exemptions (SRE’S) on August 9th.  Like much of agriculture, the ethanol industry has been on its heels throughout this year dealing with reduced demand (previously issued SRE’s and fewer export opportunities).  As of this writing, there are 16 plants that are officially known to be shutdown or idled.  Approximately 25% of those have occurred since August 9th.  It is a critical situation.

Along with others, we have been making our voice heard to our elected representatives to both draw attention to this travesty as well as insist that gallons that were waived through the SRE process now be reallocated to other obligated parties.  It is important that the reallocated gallons happen immediately versus some future year to address the impact of the SRE’s, which is also immediate.

PAC

I would appreciate as many of our investors as possible raising their individual voice on the SRE issue as well.  Politics is not one of my favorite things, but representative government only works when we are actively engaged.  One way to be engaged is through the support of our SIRE PAC.  The PAC is able to amplify each of our voices by supporting those representatives, or candidates, that understand and positively engage on our behalf.  In the coming days, we will be sending a separate letter to you asking for your consideration in supporting the PAC. Thank you in advance for your consideration.

Strategic planning

In July, the board met for the annual strategic planning session.  Given that this was the first opportunity that I had to really focus on our longer term goals with the board, the meeting was especially important to me.  We came away with a number of thoughts, including;

•	Competition for corn continues to increase. Tight relationships with our customers are important as is having the capacity to hold bushels when customers are motivated to sell.

•	Consolidation of the industry will continue and the pace is likely to increase.

•	Diversification is critical to spread the risk, and broaden the opportunity, of our traditional business.

In addition, we recognize that depressed financial results can impact the value of the units that are traded.  There are other ethanol companies that have developed modest buyback programs to add value back to the remaining members.  This is a concept worth exploring.

In closing

SIRE, as with the rest of the industry, continues to navigate through stormy seas.  A dogged focus on expense control, operational efficiency, and revenue optimization will continue to serve us well.